Exhibit 10.1
Portions of this exhibit indicated by “***” have been omitted pursuant to the Company’s request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the omitted material has been separately filed with the Securities and Exchange Commission.
ASSET PURCHASE AND FULFILLMENT AGREEMENT
     This Asset Purchase and Fulfillment Agreement (the “Agreement”), is made and entered into effective the date of signatures hereto (the “Effective Date”) by and between Local.com Corporation (the “Local”) and LaRoss Partners, Inc (the “LaRoss”), cumulatively “Parties” or “Contracting Parties”.
RECITALS
WHEREAS, LaRoss owns certain proprietary software programs designated “Web Builder” and “Customer Care System” (“Programs”).
WHEREAS, LaRoss is the true legal owner of certain client accounts (“Client Accounts”) (see Exhibit “A”) which include 11,754 active and website hosting accounts, which provide over $350,000 in gross monthly billings; and represents to Local it has the rights to sell these clients to the Local. It is agreed and understood that all active accounts are billed ***.
WHEREAS, Local will acquire the 11,754 Client Accounts from the LaRoss in exchange for a one-time payment of $100.00 for every active website account the LaRoss maintains at the time of closing.
WHEREAS, No Person other than LaRoss has any interest in the Client Accounts or the Programs discussed below and the LaRoss has the sole right and exclusive authority to execute this Agreement and receive benefits from it; and
WHEREAS, Local is in the business of or will be in the business of providing digital content, web access, directory listing, web hosting and/or the services of an Internet Services Provider (“Telecommunications Products”) to persons and businesses; and
WHEREAS, Local desires to outsource the provisioning of certain services provided to its Clients as defined herein including, but not limited to the on-going website hosting, customer billing and collections, customer service, regulatory oversight, quality control and the sales and marketing of new clients.
NOW, THEREFORE, in consideration of the promises and the conditions and mutual covenants contained herein, the Parties agree:

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AGREEMENT
1)	RECITALS AS PART OF AGREEMENT:
a)	The Recitals appearing above contains warranties and representations of fact and present intent and agreement, and are, by this reference, incorporated herein.
2)	DEFINITIONS: For purposes of this Agreement, the following terms shall have the meanings set forth herein:
a)	“Affiliate(s)” shall mean any individual, corporation, partnership or other entity that, directly or indirectly (e.g., through any number of successive tiers) controls (e.g., a parent organization), is controlled by (e.g., a subsidiary organization) or is under common control with (e.g., a brother/sister organization) of a Party. It also means directors, officers, managers, agents, or independent consultants of a Party or its Affiliate.

b)	“Billing Aggregator” shall mean a person or company who aggregates billings for Third Party Billing to purchasers’ credit cards, phone bills, utility bills and/or direct of indirect debit to purchaser’s bank account.

c)	“Client” or “Clients” shall mean the person or entity corresponding to individual Client Account. This includes the person or entity which has agreed to test the product for the initial period of 30 days (the “Trial Period”) as well as those who have completed the Trial period and have been billed for the service.

d)	“Client Accounts” shall mean the accounts listed in the LaRoss’s CCS system to which LaRoss will provide Local access.

e)	“Client Fee(s)” shall mean the fee(s) paid by a Client.

f)	“Collected Billing Revenue” shall mean all payments made by the clearinghouses to LaRoss that represent the billing revenues received by the clearinghouses from the LECs, based on the customer billing the clearinghouses have submitted on LaRoss’s behalf. It is understood that the “Collected Billing Revenue” is received by LaRoss on a monthly basis and is paid to the Local on a monthly basis.

g)	“Confidential Information” shall mean, with respect to a Party, any and all information concerning, related to, or referencing any business relationship currently existing or contemplated by either Party; any client or customer relationship including the identity of such client or customer; any customer or client list; and any customer or client information; the identity of any Person with knowledge of Confidential

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Information; the existence and description of any technology or equipment, whether such description is in the form of written or oral descriptions; plans; drawings; demonstrations; or any other Media; any research; any banking arrangement or relationship; any financial or other past, present or future transaction summary or description; any financial information; any marketing strategy or information; any agreement or contract; any other information concerning the business of a Party or Affiliate or any current or future business relationship between the Parties; any trade secrets; any marketing strategies; any methods or practices; any document or information of any type or description identified in writing by a Party or Affiliate, to the other as confidential; or any report, memorandum, or other document or communication prepared by either Party or Affiliate which is based upon, refers to, summarizes or contains an evaluation of other Confidential Information.

h)	“Costs” shall mean out-of-pocket costs paid to third parties incurred by the LaRoss in the collection of Client Fees.

i)	“Disclose” shall mean disseminate, transmit, publish, post, distribute, make available, convey or otherwise make known.

j)	“ISP” shall mean Internet Service Provider.

k)	“Media” shall mean any drawing, writing, diskette, hard drive, CD, or means whereby electronic data or writing of any kind and description is stored or from which such data or writing is reproducible.

l)	“Person” shall mean a natural person, corporation, general partnership, limited partnership, trust, estate, Limited Liability Company, association, organization or other entity of whatsoever nature or character.

m)	“Successful Billing” shall mean that number of records accepted by the Billing Aggregator after deduction of those accounts that are rejected by the Billing Aggregator upon submission.

n)	“Third Party Billing” means a billing against a credit card, phone bill, utility bill and/or direct or indirect debit against a bank account of a purchaser who purchased goods or services from a provider of goods or services purchasers, where such billing is accomplished through a third party.

o)	“Reserves” — All Collected Billing Revenue retained by the clearinghouse and or LEC which would otherwise have been paid to LaRoss and Local. Reserves accrue to both parties as of the date of this Agreement for distribution at a future time, based upon the revenue share arrangement in Section 5. The reserves currently have approximately a $*** balance that will not inure to the benefit of Local.

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3)	FULFILLMENT OF SERVICES FOR CLIENT ACCOUNTS:
a)	LaRoss Uninterrupted Servicing Of Client Accounts: In fulfillment of LaRoss’s obligations to Clients, LaRoss shall provide uninterrupted web hosting services to all currently active Client Accounts.

b)	LaRoss Product Provisioning: LaRoss will provide the Local’s Client Accounts provisioning of the LaRoss’s product(s) by providing either some, part or all of the products, detailed and described on Exhibit B attached hereto and made part of this Agreement by reference herein, on behalf of LaRoss. These products, by agreement between the Parties and as described on Exhibit B, may include but not be limited to; digital content, web access, telephony based services including Local or Long Distance, web hosting and/or the services of an ISP (“Telecommunications Products”).

c)	Local Provisioning: Local shall provide value to the Client Accounts by providing a listing on its and related internet “Local” network and internet search sites in order to provide traffic of potential customers to the Client Accounts hosted website. LaRoss shall continue to host the Client Accounts in the same manner as currently hosted.
4)	CONSIDERATION:
a)	Responsibility and Consideration for Billing: LaRoss will provide ongoing billing services, hosting of the sites and customer service operations for the benefit of Local, and Local will pay the LaRoss, according to the terms in Section 5, *** of all Collected Billing Revenue received from the Clients that the LaRoss bills on behalf of Local.
5)	PAYMENT FOR ACQUISITION AND BILLING SERVICES:
a)	Payment for Existing Customer Purchase: Local will pay LaRoss for 11,754 Client Accounts active in the LaRoss CCS system at the time of close. This includes all Clients whether in the trial period and Clients who have been successfully billed. The total Client Accounts in CCS will be multiplied by $100 per account and equals $1,175,000, the amount Local is obligated to pay LaRoss at the close of this transaction. Within one (1) day of execution of this Agreement, Local will wire the acquisition payment to LaRoss and take ownership of all Client Accounts.

b)	Sole Source of Payment for Billing Services to LaRoss: It is specifically understood that LaRoss shall be paid its *** share for its billing, web hosting and customer services provided hereunder solely from the proceeds of Clients as collected and paid by the Billing Aggregator(s).

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c)	Distribution of Collected Billing Revenue: LaRoss will distribute *** of the Collected Billing Revenue from the proceeds of Clients as collected and paid by the Billing Aggregator(s). It is understood that Reserves accumulated on the Clients beginning March 1, 2009 are included in the Collected Billing Revenue.

d)	Audit: LaRoss and Local shall have the right on two (2) business days notice to audit the other’s books, records, and servers to determine that each has performed the services contracted for. By way of example, Local shall have the right to examine the servers of LaRoss to determine that no discrepancy exists between the Client Accounts billed by LaRoss and the Client Accounts from the list on Exhibit B that are actually hosted and billed elsewhere.
6)	TERM, BREACH AND TERMINATION, EFFECTS OF TERMINATION, AND SURVIVAL:
a)	Term: This Agreement shall commence on the Effective Date and shall continue for a minimum period of two (2) years as to the ongoing web hosting, billing and collections of all Clients serviced by LaRoss on behalf of Local. The contract will automatically renew for one (1) year increments unless notification of cancellation is provided within 60 days of expiration.

b)	Termination for Convenience: After the initial two (2) year term, Local may terminate this Agreement for convenience provided that, (i) it provides LaRoss with 90 days prior notice, and (ii) pays LaRoss, in a single payment, an amount equal to $400,000 (the “Termination Fee”).

c)	Termination for Breach and Material Breach by a Party. Upon a breach by either Party of any term, condition or covenant contained in this Agreement, which breach is not cured within ten (10) days of receipt of written notice of the breach, the non-breaching party will have the right, without waiving any right or remedy otherwise available hereunder or under applicable law, to cease performance and declare the Agreement terminated. For Termination pursuant to this section, there will not be a Termination Fee.

d)	Effects of Termination. Upon notification of termination, whether for Breach or Convenience, LaRoss and Local will work in good faith to develop and execute a transition, support and migration plan for the Clients. LaRoss will support the transition and migration activity for up to 2 months (4 billing cycles) if necessary and LaRoss will be entitled to its standard fees during this 2 month period. Any additional fees above standard support and billing incurred by LaRoss to support the migration of customers will be priced at market rate and subtracted from Local’s final month Collected Billing

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Revenue share. Provisions concerning the parties’ rights and obligations which by the content of the provision operate after termination or which are necessary to enforce any right hereunder will survive termination of this Agreement. Without limiting the foregoing, all obligations of confidentiality and indemnification will survive termination of this Agreement.
7)	CONFIDENTIALITY, NON-DISCLOSURE AND NON-CIRCUMVENTION:
Each party will hold all Confidential Information of the other party in strict confidence and will not disclose any Confidential Information to any third party. The parties will disclose the Confidential Information of the other party only to its respective employees, contractors, and agents who need to know such information for the purposes of performing their respective obligations under this Agreement and who are bound in writing by restrictions regarding disclosure and use of such information comparable to and no less restrictive than those set forth herein. Neither party will use any Confidential Information of the other party for the benefit of itself or any third party or for any purpose other than performing its obligations under this Agreement. Each party will use the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information of the other party. Each party will immediately notify the other party if it has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement or otherwise use or disclose any Confidential Information of the other party, and will cooperate with the other party in seeking injunctive, other equitable relief or other relief against any such person. Neither party will make any copies of the Confidential Information of the other party except to the extent reasonably necessary to perform its obligations under this Agreement, or unless otherwise approved in writing in advance by the other party. Any copies made by a party will be identified as the property of the other party and marked “confidential,” “proprietary” or with a similar legend. Notwithstanding the foregoing, either party may disclose the Confidential Information of the other party to the extent such party is legally compelled to do so, provided that the party required to make such disclosure will (a) provide the other party with prompt written notice of such disclosure so that the party whose Confidential Information may be disclosed has the opportunity if it so desires to seek a protective order or other appropriate remedy; and (b) disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed.
8)	Proprietary Rights and Notices

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Local acknowledges that, subject to Local’s rights herein, LaRoss retains all right, title and interest, including, without limitation, all patent rights, copyrights, trademarks, trade secrets and all other intellectual property rights, in and to the Programs. Local will have only those rights in or to the Programs that are granted to Local pursuant to this Agreement.
9)	Warranties
a)	Warranties by Local. Local represents, warrants and covenants that (a) Local has full power to enter into this Agreement and to perform its obligations hereunder, and (b) Local has the right to accept the Client Accounts contemplated by this Agreement, without the need for any consents, approvals or immunities not yet obtained.

b)	Warranties by LaRoss. LaRoss represents, warrants and covenants that (a) LaRoss has the full power to enter into this Agreement and to perform its obligations hereunder; (b) LaRoss has the sole and exclusive right to grant the rights contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet obtained; (c) the Client Accounts do not and will not infringe or misappropriate any privacy or other rights of any third person; (d) LaRoss has not made and will not make any commitments inconsistent with Local’s rights under this Agreement; (e) no lien or security interest has attached or will attach to the Client Accounts; (f) any other services provided by LaRoss under this Agreement will be performed in a timely, professional and workmanlike manner consistent with the highest industry standards and in accordance with all applicable legal requirements.
10)	INDEMNIFICATION:
a)	Indemnity Obligations; Hold Harmless. Each party will defend the other party from and against any third-party claim, suit or proceeding resulting, directly or indirectly, from (a) any breach (or any claim that, if true, would constitute a breach) of such party’s representations, warranties or covenants in this Agreement, (b) such party’s acts and omissions in connection with the performance of its obligations under this Agreement, and (c) such party’s gross negligence or willful misconduct, and will indemnify and hold harmless such other party from any damages, costs, losses or liabilities (including attorneys’ fees and related costs) related to or resulting from such claim, suit or proceeding. Subject to any other remedies that may be available Local under this Agreement or at law or in equity, Local will hold LaRoss harmless from and

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against any damages arising from the termination by any LEC of the right of Local or any Sub-Cic to bill through such LEC.

b)	Duty to Correct. Notwithstanding anything in Section 10.1 to the contrary, if there is a material, bona fide claim (or threat of a claim) of infringement or misappropriation of any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third person in connection with the Programs, LaRoss will notify Local immediately and (i) procure for Local the right to continue using the Programs, as licensed under this Agreement; or (ii) replace or modify the Programs to make it non-infringing, provided that the replacement or modified version meets the Specifications to Local’s satisfaction.
11.	MISCELLANEOUS:
a)	Notices. Any notice desired or required to be served on a party hereunder will be given to such party in writing by personal delivery (notice deemed effective upon receipt), overnight messenger (notice deemed effective the business day after such messenger’s acceptance (which acceptance must occur before such messenger’s required deadline) for next business day service), by mail (notice deemed effective three days after mailing) or facsimile transmission with follow-up copy by mail (notice deemed effective upon electronic confirmation of facsimile receipt), addressed to such party at the address for such party specified in the introductory paragraph of this Agreement, Attn: General Counsel. A party may designate a substitute address by written notice to the other with the effectiveness of such notice governed by the terms of this Section. If the final day for giving notice is a Saturday, Sunday or nationally recognized holiday then the time for giving such notice will be extended to the next business day.

b)	Assignment. This Agreement may not be assigned, in whole or in part, by LaRoss without the prior written consent of Local. Local will have the right to assign or otherwise transfer this Agreement or any of its rights or obligations hereunder. Any purported assignment, sale, transfer, delegation or other disposition by LaRoss, except as permitted herein, will be null and void. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

c)	Governing Law; Venue. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of California, Orange County, or, if it has or can acquire the necessary jurisdiction, in a United States District Court located in Orange County, California. Each of the parties

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consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
d)	Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement will be in writing and will not be construed as a waiver of any subsequent breach of or default under the same or any other provision of the Agreement, nor will any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

e)	Severability. If the application of any provision or provisions of this Agreement to any particular facts or circumstances is held to be invalid or unenforceable by any court of competent jurisdiction, then (a) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement will not in any way be affected or impaired thereby, and (b) such provision or provisions will be reformed without further action by the parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

f)	Relationship of the Parties. The parties agree that no relationship of employment, partnership, joint venture, or agency is created by this Agreement. LaRoss is at all times acting and performing as an independent contractor of Local. Local will neither have, nor exercise, control or direction over the methods by which LaRoss performs the services hereunder. LaRoss is not authorized and will not have any authority to make any representation, contract or commitment on behalf of Local, or otherwise bind Local in any respect whatsoever. Neither party will make any deductions from any of the payments due to the other party hereunder for state or federal tax purposes. LaRoss agrees that LaRoss will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the services provided under this Agreement and receipt of compensation under this Agreement.

g)	Captions and Section Headings. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

h)	Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed will be deemed to be an original, and all such counterparts will be construed together and will constitute one Agreement.

i)	Equitable Relief. The parties acknowledge that (a) the covenants contained in Section 8 are reasonable and necessary to protect the legitimate interests of the parties; (b) the parties would not have entered into this Agreement in the absence of such covenants; and (c) any

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violation or threatened violation of such covenants would cause irreparable harm for which monetary damages would not be adequate. Therefore, the parties agree that, in the event of a breach of Section 8 by a party, the other party will be entitled to equitable relief in addition to any remedies it may have hereunder or at law, and the breaching party will reimburse the non-breaching party for the reasonable costs associated with such enforcement (including any attorney’s fees).
j)	Recovery of Fees by Prevailing Party. If any legal action, including, without limitation, an action for arbitration or equitable relief, is brought by one party against the other party relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, will be entitled to reimbursement from the other party for the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

k)	Entire Agreement. This Agreement, including the Exhibit(s) hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions and agreements, whether oral or written, and all communications between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom. No amendment or modification of any provision of this Agreement will be effective unless in writing and signed by a duly authorized signatory of LaRoss and Local.

l)	No Recruitment of Employees. To the maximum extent permitted by law, neither party will solicit any employee of the other party for employment for a period of eighteen (18) months after the termination of this Agreement, unless agreed to in writing between the parties or in the event of a sale of substantially all or part of the assets or change of control as defined by the United States Securities and Exchange Commission of either party than this clause will terminate 18 months after that event.

m)	Force Majeure. If the performance of either party is delayed or prevented at any time due to circumstances beyond its control, including, without limitation, those resulting from labor disputes, fire, floods, riots, civil disturbances, weather conditions, control exercised by a governmental entity, unavoidable casualties or acts of God or a public enemy, performance will be excused until such condition no longer exists.

n)	Cooperation. The parties will reasonably cooperate with one another in connection with each other’s performance. The parties acknowledge that such performance depends in part on such cooperation and that the failure to cooperate may hinder or impede the other’s performance hereunder.

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o)	Representations. Each Party represents and warrants to the other that the execution, delivery and performance of this Agreement, when executed and delivered by the Parties on the Effective Date, will be a legal, valid, and binding obligation of the Parties enforceable against it in accordance with its terms. Each Party represents and warrants that neither the execution nor the performance of this Agreement nor the consummation of the transactions contemplated will violate any applicable law or statute actually known to such Party. Each Party also represents and warrants that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or Bylaws of each warranting Party, or (ii) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency, or governmental body against, or binding upon, each warranting Party Parties or upon its properties, assets, or business; (iii) violate any federal, state or local law.
IN WITNESS WHEREOF, each Contracting Party has caused this Agreement to be executed and effective this 18th day of February, 2009.

LOCAL		LAROSS

LOCAL.com		LaRoss Partners, LLC

One Technology Drive Building G Irvine CA 92618		1 Expressway Plaza Suite 114 Roslyn Heights, NY 11577

Ph: 949-784-0800 Fax: 949-784-0880		Ph: 877-450-2237 Fax: 516-299-5578

Signature	/s/ Douglas S. Norman	Signature	/s/ Thomas Rossi

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Exhibit A
Client Accounts
The Client Accounts represented within the LaRoss CCS system at the time of closing of the agreement (11,754), will be an accurate listing of Clients to be transferred to the ownership of the Local and are summarized as follows:

***	6,097
***	510
***	4,764
***	383

Total	11,754

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Exhibit B
LaRoss Products and Services
Product — LaRoss will create a website and provide hosting of that website for Clients.
Technical Support — LaRoss will provide Clients with unlimited technical support for Client’s websites that are being hosted by LaRoss, at no cost to Local or Clients.
Customer Service — LaRoss will provide Clients with customer service including, but not limited to, questions regarding billing and collections.

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